Exhibit 99.1
Natural Health Farm Holdings, Inc Announces $20 Million Equity Financing Agreement
Press Release |06/11/2018
Vegas, Nevada, June 11, 2018 (GLOBE NEWSWIRE) -- Natural Health Farm Holdings (OTCQB: NHEL) today announced that it has closed an equity financing agreement of $20 million with GHS Investments, LLC. Natural Health Farm Holdings Inc –NHEL- is a biotechnology company aiming to establish a complete healthcare one-stop shop based on natural or naturopathic products.

The agreement calls for the Company to file a registration statement with the U.S. Securities & Exchange Commission (“SEC”) for the sale of common shares that may be issued to GHS under the terms of the Equity Financing Agreement.  After the SEC has declared the registration statement effective, the Company has the right, at its sole discretion and over a period of two years, to sell up to $20,000,000 of common stock to GHS under the terms set forth in the Equity Financing Agreement.

Vernon Tee, CEO of Natural Health Farm Holdings, Inc stated, “The equity financing agreement gives NHEL a platform for growth to acquire and develop the necessary business units required to complete our healthcare one stop platform”.

Details of the financing are included in an 8-K filed on June 11, 2018 by the Company with the Securities and Exchange Commission and can be found at www.sec.gov.

About Natural Health Farm Holdings Inc
A Natural Health Farm Holdings Inc- NHEL- is a Nevada based corporation established in 2014 under the name Amber Group Inc. The company was established with the idea of establishing an online travel portal, however, the business proved not be profitable. In 2017, the company changed the nature of the business and its name.

Natural Health Farm Holdings Inc –NHEL- is a biotechnology company aiming to establish a complete healthcare one-stop platform based on natural or naturopathic products.

Since November 2017, the company has developed and started to commercialize the web-based Naturopathic Learning Management System to enable both consumers and distributors to be educated on health-related aspects of various diseases and nutritional consulting services.

For further information, please visit www.nhfholdings.com

About GHS Investments, LLC
GHS Investments LLC is a leading private investment group providing financing solutions for high potential small cap enterprises. For more information, visit: https://ghscap.com/

Forward-Looking Statements
Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933, are subject to Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbors created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and other results and further events could differ materially from those anticipated in such statements. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.

SOURCE: Natural Health Farm Holdings, Inc

Contact information
Patricia Yeoh
patricia.yeoh@nhf.com.my
www.nhfholdings.com